EXHIBIT 99.1

NEWS RELEASE

Contacts:	C. Byron Snyder, Chairman and CEO
Integrated Electrical Services, Inc.
713-860-1500

FOR IMMEDIATE RELEASE

Ken Dennard / ksdennard@drg-e.com

Karen Roan / kcroan@drg-e.com

DRG&E

713-529-6600

INTEGRATED ELECTRICAL SERVICES, INC.

RETAINS GORDIAN GROUP

HOUSTON — NOVEMBER 2, 2005 — Integrated Electrical Services, Inc. (“IES”) announced today that, as a part of its continuing initiative to strengthen the Company’s balance sheet, it has retained Gordian Group, LLC, as a financial advisor. As part of its engagement, Gordian will assist the Company’s management and Board of Directors in developing alternatives to refinance or de-lever all or a portion of its long-term debt, including the 9 3/8% Senior Subordinated Notes due 2009.

“This is a very important initiative for our customers, suppliers and employees,” said Byron Snyder, Chief Executive Officer. “This initiative constitutes a significant step in our continuing efforts to work with our various constituents to reduce our long term debt, the goal of which is to improve free cash flow, enhance credit ratings, strengthen the balance sheet and enhance surety bonding capacity for our business. During this process, we will continue to maintain normal course of payment to vendors and suppliers. We are pleased with the faith and support that our customers and suppliers continue to show in us.”

Gordian is a leading investment bank based in New York City with a national practice in providing investment banking and financial advisory services in complex situations. Consistently recognized as one of the nation’s top 10 investment banks in its field, Gordian is a registered broker-dealer, has extensive capital market capabilities and has been involved in over 150 engagements during its 18-year history. Gordian has received national recognition for its advisory work, earning the 2000 Middle-Market Deal of the Year award for its work on behalf of Ben & Jerry’s Homemade, Inc. in its sale to Unilever NV.

Integrated Electrical Services, Inc. is a national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results or our ability to generate sales, income, or cash flow, potential difficulty in addressing material weaknesses in the Company's accounting systems that have been identified to the Company by its independent auditors, potential limitations on our ability to access the credit line under our credit facility, litigation risks and uncertainties, fluctuations in operating results because of downturns in levels of construction, inaccurate estimates used in entering into and executing contracts, difficulty in managing the operation of existing entities, the high level of competition in the construction industry, changes in interest rates, the general level of the economy, level of competition from other electrical contractors, increases in costs or availability of labor, steel, copper and gasoline, limitations on the availability and the increased costs of surety bonds required for certain projects, inability to reach agreements with our surety or co-surety bonding company to provide sufficient bonding capacity, risk associated with failure to provide surety bonds on jobs where we have commenced work or are otherwise contractually obligated to provide surety bonds, loss of key personnel, business disruption and costs associated with the Securities and Exchange Commission investigation and class action litigation, unexpected liabilities associated with warranties or other liabilities attributable to the retention of the legal structure of business units where we have sold substantially all of the assets of the business unit, inability to fulfill the terms or meet the required financial covenants of the credit facility, difficulty in integrating new types of work into existing subsidiaries, inability of subsidiaries to incorporate new accounting, control and operating procedures, inaccuracies in estimating revenues and percentage of completion on contracts, disruptions or inability to effectively manage opportunities related to Hurricane Katrina and Rita and the expected increase in construction, and weather and seasonality. If the company is unable to cause its previously filed S-1 in support of the Senior Convertible Notes to become effective, penalty interest may apply under that agreement. You should understand that the foregoing important factors, in addition to those discussed in our other filings with the Securities and Exchange Commission ("SEC"), including those under the heading "Risk Factors" contained in our annual report on Form 10-K for the fiscal year ended September 30, 2004, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

General information about us can be found at http://www.ies-co.com under "Investor Relations." Our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC.

All inquiries regarding this press release should be directed to:

Peter Kaufman

Managing Director

Gordian Group, LLC

499 Park Avenue, 5th Floor

New York, New York 10022

Phone: 212.486.3600

Fax: 212.486.3616